Exhibit 99.1

Paycom Announces Quarterly Cash Dividend

OKLAHOMA CITY – November 3, 2025 – (BUSINESS WIRE) – Paycom Software, Inc. (“Paycom”) (NYSE: PAYC), a leading provider of comprehensive, cloud-based human capital management software, announced today that its Board of Directors declared a cash dividend in the amount of $0.375 per share of common stock, to be paid on December 8, 2025, to all stockholders of record as of the close of business on November 24, 2025.

About Paycom

Paycom Software, Inc. (NYSE: PAYC) simplifies business and employees’ lives through automated, command-driven HR and payroll technology that revolutionizes data access. From hire to retire, Paycom’s employee-first technology leverages AI and full-solution automation to streamline processes and drive efficiencies in a truly single database, providing a seamless experience for Paycom’s clients and their employees. With its industry-first AI engine, IWant™, Paycom provides instant and accurate access to employee data without having to navigate or learn the software. For over 25 years, Paycom has been recognized for its innovative technology and workplace culture while serving businesses of all sizes in the U.S. and internationally.

Investor Relations Contact:
James Samford
investors@paycom.com